UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 29, 2017 (December 27, 2017)

Commission file number: 000-55610

GREENBACKER RENEWABLE ENERGY COMPANY LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	80-0872648
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11 East 44th Street, 12th Floor

New York, NY 10017

Tel (646) 237-7884

(Address, including zip code and telephone number, including area code, of registrants Principal Executive Office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

Greenbacker Renewable Energy Company LLC Acquires a “To Be Constructed” 26.0 Megawatt Solar Project in California from Solar Frontier Americas Holdings LLC

Greenbacker Renewable Energy Company LLC (the “Company”) announced today that on December 27, 2017, through a wholly-owned subsidiary, it purchased 97WI 8ME, LLC ( “Midway III”), a “to be constructed” 26 megawatt solar project located in Imperial County, California, from Solar Frontier Americas Holdings LLC (“Solar Frontier”). Midway III is estimated to start construction in January 2018 and achieve Commercial Operations Date (“COD”) in October 2018. As part of this pre-construction transaction, the project has a construction management contract and a module supply agreement with in place Solar Frontier. The Company is currently in negotiations with a financial institution to provide a construction loan and a term loan facility as well as a tax equity financing arrangement with a large U. S.-based financial institution. After considering the tax equity investment and expected term loan, the net investment by the Company is expected to be approximately $9.0 million. Once operational, Midway III will sell all the power generated to a large California utility through a 20-year fixed-price power purchase agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release dated December 28, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2017	Greenbacker Renewable Energy Company LLC

	By:	/s/ Charles Wheeler
	Name:	Charles Wheeler
	Title:	Chief Executive Officer, President and Director

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release dated December 28,2017